EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
OriginOil, Inc.
Los Angeles, California

We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement of OriginOil, Inc., of our report, dated March 30, 2011, except for Notes 3, 4 and 8 for which the date is September 1, 2011, related to the financial statements as of December 31, 2010 and 2009 and for the two years in the period ended December 31, 2010, and to the reference to our firm under the caption “Experts” and all other references to our firm included in this Pre-Effective Amendment No. 1 to the Form S-1 Registration Statement.

/s/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP
Salt Lake City, Utah
January 12, 2012